EXHIBIT 10.1
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT is entered into effective as of August 20, 2007 (the “Effective Date”) by and between Bentley Pharmaceuticals. Inc., a Delaware corporation (the “Employer”), and James R. Murphy (the “Employee”).
RECITALS
     The Employer desires to employ the Employee, and the Employee desires to be employed by the Employer, all upon the terms and provisions and subject to the conditions set forth in this Agreement.
WITNESSETH
     NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to be legally bound as follows:
1. Employment. The Employer hereby employs the Employee, and the Employee hereby accepts such employment, as Chairman and Chief Executive Officer of the Employer upon the terms and subject to the conditions set forth in this Agreement. The Employee shall perform such functions as are consistent with these positions under the supervision of the Board of Directors of the Employer. The Employee shall, without any compensation in addition to that which is specifically provided in this Agreement, serve in such further offices or positions with Employer or any subsidiary or affiliate of Employer (collectively, the “Employer Group”) as shall from time to time be reasonably requested by the Board of Directors of Employer.
2. Term. Subject to the termination provisions hereinafter contained, the term of this Agreement shall be for an initial term commencing on the Effective Date and terminating on December 31, 2008. This Agreement shall thereafter be automatically renewed for successive one (1) year terms, unless the Employee’s employment with the Employer has been terminated, as hereinafter provided, or unless either party shall have given the other party notice at least one year before the then applicable date of expiration that this Agreement will terminate as of its then applicable date of expiration. The initial term of this Agreement, and any extension thereof pursuant to this paragraph, are referred to as the “Term”.
3. Compensation, Reimbursement, Etc.
a.	Base Salary. Commencing on the Effective Date, the Employer shall pay to the Employee as compensation for all services rendered by the Employee a base salary of $56,059.92 per month (the “Monthly Base Salary”), payable in accordance with the Employer’s regular payroll practices, plus annual bonuses on a calendar year basis as determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”), subject to Sections 3(d) and 3(e). If an increase in Monthly Base Salary is determined for a calendar year after January 1 and before May 31 of that year, the increase shall be retroactive to the

b.	beginning of that year. Annual review of the Employee’s Monthly Base Salary will be on a calendar year basis, and the results of such review will be provided to the Employee no later than May of the following year.
c.	Expense Reimbursement. The Employer shall reimburse the Employee on a semi-monthly basis for all reasonable expenses incurred by the Employee in the performance of his duties under this Agreement; provided however, that the Employee shall have previously furnished to the Employer an itemized account, satisfactory to the Employer, in substantiation of such expenditures.
d.	Benefits. The Employee shall be entitled to health and other benefits on the same terms and conditions as the Employer has made available to other senior executives of Employer, including without limitation participation in the Employer’s health plans and a supplemental executive health insurance policy issued by Boston Mutual or a comparable carrier. The Employer agrees to maintain (i) life insurance and disability coverage on the Employee in an amount equivalent to 24 times the Monthly Base Salary, which insurance will be payable to the Employee’s estate or beneficiaries (as the Employee may designate) upon the Employee’s death or to the Employee in the event of disability as provided in Section 7(b) hereof, as well as (ii) an additional term life insurance policy in the amount of $1,000,000.
e.	Bonuses. The Employee shall be eligible for a bonus each year of the Term, payable in cash, common stock and/or other equity awards as determined by the Compensation Committee. Such annual bonus will be awarded for each year as soon as practicable after March 15, but not later than June 30, of the following year.
f.	Annual Review. The Employee shall be reviewed by the Compensation Committee on an annual (calendar year) basis.
g.	Equity Awards. The Employee will be eligible for periodic equity awards (“Equity Awards”) under the Employer’s 2005 Equity and Incentive Plan or another plan as determined by the Compensation Committee of the Board of Directors (collectively, the “Plan”), which shall include annual Equity Awards having a value of not less than 50,000 stock options under the Plan, the value of which shall be determined based upon the fair value of such Equity Awards as of the date of grant, as determined by the Compensation Committee.
4. Duties. The Employee is engaged as Chairman and Chief Executive Officer of the Employer. In addition, the Employee shall have such other duties and hold such offices as may from time to time be reasonably assigned to him by the Board of Directors of the Employer.
5. Extent of Services. During the Term, the Employee shall devote his full time, energy and attention to the benefit and business of the Employer and its affiliates and shall not be employed by another entity, either directly or as a consultant to or in any other capacity, except as approved in advance by the Employer’s Board of Directors; provided, however, that no such approval shall be required to serve as a director, officer or trustee of any trade association or of any civic or charitable organization so long as such service does not significantly interfere with the Employee’s performance of his duties at the Employer.
6. Vacation. The Employee may take a maximum of four weeks of vacation each calendar year, at times to be determined in a manner most convenient to the business of the Employer. A maximum of one week of unused vacation may be carried over from one calendar year to the next.
7. Termination Following Death or Incapacity.
a.	Death. All rights of the Employee under this Agreement shall terminate upon death (other than rights accrued prior thereto). All Equity Awards shall be exercisable for a period of twelve (12) months from death, in accordance with the Plan. The Employer shall pay to the estate of the Employee any unpaid salary and other benefits due as well as reimbursable expenses accrued and owing to the Employee at the time of his death. The Employer shall have no additional financial obligation under this Agreement to the Employee or his estate beyond the term-life insurance benefit described in Section 3(c) above.
b.	Disability.
i.	During any period of disability, illness or incapacity during the Term which renders the Employee at least temporarily unable to perform the services required under this Agreement, the Employee shall receive his salary payable under Section 3 of this Agreement, less any benefits received by him under any insurance carried by or provided by the Employer; provided however, all rights of the Employee under this Agreement (other than rights already accrued) shall terminate as provided below upon the Employee’s permanent disability (as defined below).

ii.	The term “permanent disability” as used in this Agreement shall mean the inability of the Employee, as determined by the Board of Directors of the Employer, by reason of physical or mental disability to perform the duties required of him under this Agreement after a period of: (a) 120 consecutive days of such disability; or (b) disability for at least six months during any twelve month period. Upon such determination, the Board of Directors may terminate the Employee’s employment under this Agreement upon ten (10) days prior written notice. In the event of permanent disability all Equity Awards shall vest, and be exercisable for a period of time, in accordance with their respective terms and the terms of the Plan.

iii.	If any determination of the Board of Directors with respect to permanent disability is disputed by the Employee, the parties hereto agree to abide by the decision of a panel of three physicians. The Employee and Employer shall each appoint one member, and the third member of the panel shall be appointed by the other two physicians. If the physicians appointed by the parties have not agreed upon the third physician within fifteen (15) days, either party may petition the New Hampshire Medical Society to appoint a third physician. The Employee agrees to make himself available for and to submit to reasonable examinations by such physicians as may be directed by the Employer. Failure to submit to any such exam shall constitute a material breach of this Agreement. In the event such a panel is convened, the party whose position is not sustained will bear all the associated costs.
8. Other Terminations.
a.	Without Cause.
i.	Either the Employee or the Employer may terminate the Employee’s employment hereunder at any time upon written notice.

ii.	If the Employee gives written notice pursuant to paragraph (i) above, the Employer shall have the right to either (a) relieve the Employee, in whole or in part, of his duties under this Agreement or (b) to accelerate the date of termination of employment to coincide with the date on which the written notice is received.

iii.	Notwithstanding any provisions hereof to the contrary, the Employer may terminate Employee’s employment hereunder without cause at any time. If the Employer terminates the Employee’s Employment pursuant to the provisions of this section 8(a), it shall pay to the Employee as a severance benefit, in cash, an amount equal to (a) twelve months of the Employee’s Monthly Base Salary plus (b) the higher of the bonus target for the current year or the bonus paid for the prior year, which amount shall be due and payable in a lump sum within not more than ten (10) days after such termination or such later date as the Employee delivers the release contemplated by Section 18. Additionally, the vesting of Equity Awards shall be accelerated on a pro rata basis determined by the number of completed months of service during the then current annual vesting period, the vested portions of such Equity Awards shall be exercisable for the period of time indicated in the terms of the Equity Award, and all other vesting of Equity Awards shall cease unless otherwise determined by the Compensation Committee.
b.	For Cause.
i.	The Employer may terminate the Employee’s employment hereunder without notice (a) upon the Employee’s breach of any material provision of this Agreement, or (b) for other “good cause” (as defined below).

ii.	The term “good cause” as used in this Agreement shall mean: (a) any breach by Employee of any of Employee’s fiduciary duties to Employer or material obligations under this Agreement (other than as a result of incapacity due to physical or mental illness), in each case if such breach is not cured within ten (10) days after written notice thereof to Employee by Employer, (b) conviction of a felony or a crime involving moral turpitude or other commission of any act or omission of Employee involving, fraud, embezzlement, theft, substance abuse or sexual misconduct with respect to the Employer or any of its subsidiaries or any of their employees, vendors, suppliers or customers, (c) Employee’s substantial neglect of duties or failure to follow an explicit, lawful directive of the Board of Directors of Employer, provided that such act of neglect or failure is not cured within ten (10) days after written notice thereof to Employee by Employer, (d) the Employee’s willful, knowing or deliberate misappropriation of funds or assets of Employer or one of its subsidiaries for personal use, or (e) the Employee’s willful, knowing or deliberate misconduct in the performance of Employee’s duties.

iii.	If the Employee’s employment is terminated pursuant to Section 8(b), the Employer shall pay to the Employee any unpaid salary and other benefits and reimbursable expenses accrued and owing to the Employee in accordance with law, but in any event within not more than ten (10) days after such termination. Such payment shall be in full and complete discharge of any and all liabilities or obligations of the Employer to the employee hereunder. The Employee shall be entitled to no further benefits under this Agreement other than extension of health benefits as required by law, at the Employee’s expense. All Equity Awards shall cease vesting in accordance with the terms thereof and the Plan.
c.	Whenever the Employee’s employment is terminated under this Agreement, the Employee shall immediately resign, in a signed writing in such form as the Employer may reasonably request, from all offices and any other positions he shall hold with the Employer or any parent corporation and any subsidiaries or divisions of the Employer or any such parent corporation. If Employee fails to deliver any such resignation immediately, Employee may be removed from any such office or position without further cause.
9. Termination of Employment Upon Change in Control.
a.	For purposes hereof, a “Change in Control” shall be deemed to have occurred if:
i.	there has occurred a “change in control” as such term is used in Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as in effect as of the date hereof (hereinafter referred to as the “1934 Act”);

ii.	if there has occurred a change in “control” as the term “control” is defined in Rule 12b-2 promulgated under the 1934 Act;

iii.	when any person (as such term is defined in Section 3(a)(9) and 13(d)(3) of the 1934 Act, a “Person”), during the Term, becomes a beneficial owner, directly or indirectly, of securities of the Employer representing 20% or more of the Employer’s then outstanding securities having the right to vote on the election of directors if such person did not have 20% or more of the Employer’s then outstanding securities at the commencement of the Term; or if a Person having more than 20% of the Employer’s then outstanding securities increases his or its holdings by more than 15% of the Employer’s then outstanding securities during the Term;

iv.	if the stockholders of the Employer approve a plan of complete liquidation or dissolution of the Employer, or a merger or consolidation (a) in which the voting securities of the Employer outstanding immediately prior thereto do not represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50.1% of the combined voting securities of the Employer or such surviving entity outstanding immediately after such merger or consolidation or (b) in which no Person acquires 30% or more of the combined voting power of the Employer’s then outstanding securities; or

v.	if during any period of twenty-four (24) consecutive months (not including any period prior to the date of this Agreement), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Employer to effect a transaction described in paragraphs i, ii or iii of this section 9(a)) whose election by the Board or nomination for election by the stockholders of the Employer was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved by the stockholders, cease for any reason to constitute a majority thereof; provided, however, in no event shall any mere action (other than sales or purchases of the Employer’s outstanding securities) by Michael McGovern and the Employer be deemed to be a Change in Control.
b.	The Employee may terminate his employment at any time within 12 months after a Change in Control and any of the following events has occurred:
i.	A material diminution of the Employee’s authority, duties, or responsibilities,

ii.	a material breach of Employer’s obligations pursuant to this Agreement;

iii.	the Employer requires Employee to move Employee’s primary place of employment to a location more than 30 miles from Employer’s primary place of business before the Change in Control (other than temporary relocation or business travel in the ordinary course); or

iv.	a material diminution in the Employee’s Monthly Base Salary without the prior written consent of the Employee;
provided that in the case of clause i. through iv. such event or condition continues uncured for 30 days after Employee gives Employer notice of such event or condition within 90 days of its initial existence.

An election by the Employee to terminate his employment following a Change in Control for any of the reasons set forth above shall not be deemed a voluntary termination of employment by the Employee for the purpose of interpreting the provisions of this Agreement or any of the Employer’s employee benefit plans and arrangements. The Employee’s continued employment with the Employer for any period of time during the Term of this Agreement after a Change in Control shall not be considered a waiver of any right he may have to terminate his employment to the extent permitted under this Section 9(b).

If the Employer terminates the Employee without cause pursuant to Section 8(a) hereof within twelve (12) months after a Change in Control has occurred, such termination shall be deemed an election by the Employee to terminate his employment pursuant to this Section 9(b) and Employee shall have the right to the compensation set forth in Section 9(c) instead of the compensation set forth in Section 8(a). In addition, in the event of such termination, the Employee shall continue to have the obligations provided for in Sections 11 and 12 hereof.
c.	If the Employee’s employment with the Employer is terminated under Section 9(b) hereof,
i.	the Employee shall be paid in a lump sum, within 30 days of termination of employment, in cash, severance pay in an amount equal to (a) twenty-four (24) times his Monthly Base Salary plus (b) two (2) times the average of his bonuses (if any) paid to him for the two prior calendar years;

ii.	all stock options and other Equity Awards under the Plan held by the Employee immediately prior to the effective date of the Change in Control shall immediately vest and become fully exercisable for the period of time indicated in the terms of the option or other Equity Award;

iii.	health benefits as provided in Section 3(c) shall continue for up to two years from the date of termination, including reimbursement of COBRA payments to the extent no longer covered under the Employer’s plans; provided, however, that benefits will be subject to mitigation to the extent of comparable benefits at a new job; and

iv.	life insurance benefits may be continued for up to two years from the date of termination at the option of the Employee and at the Employer’s expense.
The lump sum severance payment described in clause (i) of this Section 9(c) is hereinafter referred to as the “Termination Compensation.” The amount of the Termination Compensation shall be determined, at the expense of the Employer, by its regular outside certified public accountants. Upon payment of the Termination Compensation and any other accrued compensation, this Agreement shall terminate (except for the Employee’s obligations pursuant to Sections 10, 11, 12, 13 and 14 hereof and the continuing obligations to provide the benefits set forth in clauses (ii) – (iv) of this Section 9(c) in accordance with the terms thereof) and be of no further force or effect.
d.	After a Change in Control has occurred, the Employer shall honor the Employee’s exercise of the Employee’s outstanding stock options and any other Equity Awards in accordance with the terms thereof and this Employment Agreement. After a Change in Control has occurred and the Employee’s employment is terminated as a result thereof, the Employee (or his designated beneficiary or personal representative(s) shall also receive, except to the extent already paid pursuant to Section 9(c)(i) hereof or otherwise, the sums the Employee would otherwise have received (whether under this Agreement, by law or otherwise) by reason of termination of employment as if a Change in Control had not occurred.
e.	The Employee shall not be required to mitigate the payment of the Termination Compensation or other benefits or payments by seeking other employment. To the extent that the Employee shall, after the Term of this Agreement, receive compensation from any other employment, the payment of Termination Compensation or other benefits or payments shall not be adjusted (except as set forth in Section 9(c)(iii)).
10. Disclosure, Proprietary Rights. The Employee agrees that during the Term of his employment by the Employer, he will disclose only to the Employer all ideas, methods, plans, formulas, processes, trade secrets, developments, or improvements known by him which relate directly or indirectly to the business of the Employer, including any lines of business, acquired by the Employee during his employment by the Employer; provided, that nothing in this Section 10 shall be construed as requiring any such communication where the idea, plan, method or development is lawfully protected from disclosure, including but not limited to trade secrets of third parties. For purposes of the Agreement, the term “the business of the Employer” shall include, without limitation, the following: the design, development, obtaining regulatory approval, production, manufacturing, marketing, and licensing of prescription and non-prescription drugs, medical devices, and methods for the diagnosis, evaluation, treatment or correction of any disease, injury, illness or other medical or health condition and such other lines of business as the Employer shall engage in during the Term hereof. The parties further agree that any inventions, formulas, trade secrets, ideas, or secret processes which shall arise from any disclosure made by the Employee pursuant to this paragraph, whether or not patentable, shall be and remain the sole property of the Employer.

11. Confidentiality. As a condition to Employee’s employment by the Employer, Employee shall execute and deliver to the Employer the Employer’s Confidentiality Agreement in the form attached hereto as Exhibit A (the “Employee Agreement”), which sets forth, among other things, Employee’s obligations with respect to the Employer’s confidential and proprietary information.
12. Non-Competition. If the Employee is terminated for good cause the Employee covenants that he will not engage, directly or indirectly, alone or in conjunction with others, as an agent, employee, investor, director, shareholder or partner in any business which provides products, information and/or services to the public which are competitive with those provided by the Employer Group; provided, however, that the ownership by the Employee of 5% or less of the issued and outstanding shares of any class of securities which is traded on a national securities exchange or, in the over the counter market shall not constitute a breach of the provisions of this section. The Employee will not on his own behalf or on behalf of any other business enterprise, directly or indirectly, solicit or induce any creditor, customer, client, supplier, officer, employee or agent of the Employer Group to sever his/her or its relationship with or leave the employ of the Employer Group. The covenants in this Section 12 shall continue in full force and effect throughout the Term hereof and for a one year period subsequent to the termination hereof.
13. Conflict of Interest and Other Policies. The Employee shall devote his full time, energy and attention to the benefit and business of the employer and its affiliates and shall not be employed by another entity, except as permitted in Section 5. It is understood by and between the parties hereto that the foregoing restrictive covenants set forth in Sections 10, 11, 12, 13 and 14 are essential elements of this Agreement, and that but for the agreement of the Employee to comply with such covenants, the Employer would not have entered into this Agreement. Notwithstanding anything to the contrary in this Agreement, the terms and provisions of Sections 11, 12, 13 and 14 of this Agreement, together with any definitions used in such terms and provisions, shall survive the termination or expiration of this Agreement. The existence of any claim or cause of action of the Employee against the Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of such covenants. The Employee shall be subject to the Employer’s policies applicable to its executives generally.
14. Specific Performance. The Employee agrees that damages at law will be insufficient remedy to the Employer if the employee violates the terms of Sections 10, 11, 12 or 13 of this Agreement and that the Employer shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief to enforce the provisions of such Sections, which injunctive or other equitable relief shall be in addition to any other rights or remedies available to the Employer, and the Employee agrees that he will not raise and hereby waives any objection or defense that there is an adequate remedy at law.
15. Compliance with Other Agreements. The Employee represents and warrants that the execution of this Agreement by him and his performance of his obligation hereunder will not conflict with, result in the breach of any provision of, terminate, or constitute a default under any agreement to which the Employee is or may be bound.

16. Waiver of Breach. The waiver by the Employer of a breach of any of the provisions of this Agreement by the Employee shall not be construed as a waiver of any subsequent breach by the Employee.
17. D&O Insurance; Indemnification. The Employer hereby agrees to maintain in full force and effect for the duration of this Agreement, Director’s and Officer’s Liability Insurance of at least $5,000,000 and to indemnify and hold harmless the Employee to the full extent permitted by law for acts performed by him in carrying out his duties and responsibilities in accordance with this Agreement.
18. Release. In the event of the termination of the Employee’s employment with the Employer, Employee shall execute a release that is substantially in the form attached hereto as Exhibit B (the “Release”) or that is the standard form of release that the Employer has in place at the time of such termination. If Employee declines or refuses to execute the Release at such time, Employer shall have no obligation to make any future payments to Employee which would otherwise be owed to Employee under the terms of this Agreement.
19. Binding Effect, Assignment. The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer. This Agreement is a personal employment contract and the rights, obligations and interests of the Employee hereunder may not be sold or assigned or hypothecated. Whenever in this Agreement reference is made to any party, such reference shall be deemed to include the successors, assigns, heirs, and legal representatives of such party, and without limiting the generality of the foregoing, all representations, warranties, covenants and other agreements made by or on behalf of the Employee in this Agreement shall inure to the benefit of the successors and assigns of the Employer; provided, however, that nothing herein shall be deemed to authorize or permit the Employee to assign any of his rights or obligations under this Agreement to any other person (whether or not a family member or other affiliate of the Employee, other than as specifically provided in this Agreement), and the Employee covenants and agrees that he shall not make any such assignments.
20. Modification, Amendment, Etc. Each and every modification and amendment of this Agreement shall be in writing and signed by all of the parties hereto, and each and every waiver of, or consent to any departure from, any representation, warranty, covenant or other term or provision of this Agreement shall be in writing and signed by each affected party hereto.
21. Notice. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by certified or registered mail, first class, return receipt requested, to the Employer, at its executive offices as set forth in its filings with the Securities and Exchange Commission and, to the Employee, at his address as set forth on the current employment records of the Employer.
22. Severability. It is agreed by the Employer and Employee that if any portion of the provisions set forth in this Agreement are held to be unreasonable, arbitrary or against public policy, then that portion of such covenants shall be considered divisible both as to time and geographical area. The Employer and Employee agree that if any court of competent jurisdiction determines the specific time period or the specified geographical area applicable to this

Agreement to be unreasonable, arbitrary or against public policy, then a lesser time period or geographical area which is determined to be reasonable, non-arbitrary and not against public policy may be enforced against the Employee. The Employer and Employee agree that the foregoing covenants are appropriate and reasonable when considered in light of the nature and extent of the business conducted by the Employer.
23. Entire Agreement. This Agreement contains the entire agreement between the Employer and the Employee and supersedes all prior agreements and understandings, oral or written, with respect to the subject matter hereof, including without limitation the Employment Agreement dated as of January 1, 2002 between the Employer and the Employee.
24. Headings. The headings contained in this agreement are for reference purposes only and shall not affect the meaning or interpretation of the Agreement.
25. Governing Law; Forum. This Agreement shall be construed and enforced in accordance with the laws of the State of New Hampshire. Any action brought pursuant to this Agreement or in relation to its breach may be heard by any court of competent jurisdiction having jurisdiction thereof. The parties hereby expressly consent to the personal jurisdiction of the state and federal courts located in New Hampshire for any lawsuit filed arising from or relating to this Agreement and expressly waive any and all objections to venue, including, without limitation, the inconvenience of such forum.
26. Counterparts. This Agreement may be executed in two counterpart copies of the entire document or of signature pages to the document, each of which may be executed by one or more of the parties hereto, but all of which when taken together, shall constitute a single agreement binding upon all of the parties hereto.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written.

Employer:	Employee:
BENTLEY PHARMACEUTICALS, INC.

By: /s/ Richard P. Lindsay	/s/ James R. Murphy

Name: Richard P. Lindsay	James R. Murphy, individually
Title: VP, CFO, Secretary & Treasurer